JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

FIRST QUARTER OF FISCAL 2006

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727-499-1717	727-499-1717

•	Q1 NET REVENUES INCREASED 24% TO $2.97 MILLION
•	EBITDA POSITIVE FOR SECOND STRAIGHT QUARTER

CLEARWATER, FL–May 11, 2006–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services announced today financial results for the first quarter ended March 31, 2006.

Net revenues for the quarter increased approximately 24 percent to approximately $2.97 million, compared to approximately $2.38 million for the same quarter last year. The increase in net revenue primarily related to significant increases in order volume, the continued expansion of services to existing customers and new customers resulting from marketing efforts. Costs of sales, which consist primarily of labor, software amortization, technology, facilities, postage, freight, and packing supplies increased by approximately 23 percent to approximately $2.23 million, compared to approximately $1.81 million for the same quarter last year. As a percentage of revenue, cost of sales decreased by approximately 1 percent compared to the same quarter last year. The increased cost of sales and the decrease as a percentage of revenue resulted primarily from the increased order volume, increased productivity, increased higher margined professional services, technology enhancements and costs related to increased shipping revenue. General and Administrative expenses increased by approximately 32 percent to approximately $750,000 compared with costs of approximately $570,000 for the first quarter last year. The increase in the cost primarily related to the sales and marketing efforts, increases in infrastructure, non-capitalization of technology enhancements and increases in expenses directly related to being a public entity. Management will continue to implement strategies to maintain low general and administrative expenses, while building a scaleable infrastructure. The Company reported a net loss of approximately $41,300, or $(0.00) per weighted average share, compared with net a loss of $41,600, or $(0.00) per weighted average share.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc., commented, “We have seen solid top line growth this quarter and we have made significant progress in the implementation of management’s new strategies to eliminate unnecessary expenses and leverage our rapid growth. We will continue to implement our marketing plan, as we have experienced significant success in obtaining new business. Management did anticipate the increase in general and administrative expenses, however going forward we do not expect that these expenses will increase proportionately with increases in our revenue. The Company is beginning to benefit from our significant infrastructure and technology investments that we have made over the past five years and we all see exciting times ahead of us.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “Our increased revenue has allowed us to better leverage certain functions, and we are confident that through continued process refinement and technology enhancements we will be able to continue to make improvements in our operations. The Company was EBITDA positive for the second consecutive quarter, while not capitalizing any cost for technology enhancements during the current quarter. Our continued rapid growth and related increase in accounts receivable has impacted our cash flow from operations, which was expected by management. We will continue to work with our banking and equity partners to ensure we have the necessary working capital to properly grow this Company.”

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. In addition, the Company uses non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and (b) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company’s performance. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA only as supplemental information.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (E-business Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2001-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 30, 2005.

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations (Unaudited)

	Thirteen Weeks Ended
	March 31, 2006	April 1, 2005
Revenue
Gross revenue	$3,656,900	$2,696,800
Discounts, freight and other	(688,100)	(310,300)

Net revenues	2,968,800	2,386,500

Cost of sales	2,233,400	1,818,000

Gross profit	735,400	568,500

Operating expenses:

General and administrative expenses	755,300	574,100

Operating loss	(19,900)	(5,600)

Other expenses:
Interest expense	39,900	53,500

Total other expenses	39,900	53,500

Loss before tax benefit	(59,800)	(59,100)

Provision for income tax benefit	(18,500)	(17,500)

Net loss	$(41,300)	$(41,600)

Weighted average number of common shares outstanding – basic & fully diluted	13,784,266	12,628,092

Net loss per share – basic & fully diluted	$(0.00)	$(0.00)

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